2. (a) To remove the maximum number of common shares that the Corporation is authorized to issue.
(b) To provide that, after giving affect to the foregoinq, the Corporation is authorized to issue an unlimited number of common shares.
Form 3 Business Corporations Act
Fomule 3 Lai sur les societes par actions
6. The amendment has been duly authorized as required by Sections 168 and 170 (as applicable) of the Business Corponstions Act La modification a ete dument autorisee conformement am articles 168 et 170 (selon le cas) de /a Loi sur fes societes par actions.
7. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on Les acttonnaires ou les adnministrateurs (seton to cas) de is societe ont approuve la resolution autorisant la modification to
2007 March 30 (Year, Month, Day) (annee,mois, jour)
These articles are signed in duplicate. Les presents staiuts sort signs en double exemplaire.
ENVOY COMMUNICATIONS GROUP INC. ___
(Name of Corporation)(If the name is to be changed by these articles set out current name) (Denomitiatfon sociale de la socigete) (Si l’on dsmands un changement de nom, indiquer ci-dessus la agnomination socisfe actuelt
By/ Par S ec r e t a r y ___
(Signature) (Desoiption of Office) (Signature) {Fonctiort}